Filed Pursuant to Rule 433
Registration No. 333-145055
Pricing Term Sheet
September 12, 2007
Schering-Plough Corporation
6.000% Senior Notes due 2017
     The following information supplements the Preliminary Prospectus Supplement, dated September 12, 2007, filed pursuant to Rule 424(b)(3), Registration Statement No. 333-145055.

Issuer:	Schering-Plough Corporation
Offering Format	SEC Registered
Size:	$1,000,000,000
Maturity:	September 15, 2017
Coupon:	6.000%
Price to Public:	99.511% of face amount
Yield to Maturity:	6.066%
Spread to Benchmark Treasury:	+165 basis points
Benchmark Treasury:	UST 4.750% due August 15, 2017
Benchmark Treasury Yield:	4.416%
Interest Payment Dates	Semiannually on March 15 and September 15, commencing on March 15, 2008
Day Count Convention:	30 / 360
Redemption Provisions:
Optional Redemption:	Any time at the greater of 100% and the make-whole amount at a discount rate equal to the Treasury Rate plus 25 basis points.
Change of Control (CoC):	Upon the occurrence of a Change of Control Triggering Event, the Issuer will be required to make an offer to repurchase the notes at a price equal to 101% of their aggregate principal amount plus accrued and unpaid interest to the date of repurchase.
Trade Date:	September 12, 2007
Settlement Date:	September 17, 2007 (T+3)
CUSIP/ISIN:	806605 AJ0 / US806605AJ08
Denominations:	$2,000 + $1,000
Ratings:	Moody’s: Baa1 (stable) Standard and Poor’s: A- (stable) Fitch: BBB+ (stable)
Underwriters:	Global Coordinator:
Goldman, Sachs & Co.

Joint Bookrunners:
BNP Paribas Securities Corp.

Credit Suisse Securities (USA) LLC J.P. Morgan Securities Inc. Co-Lead Managers:
Banc of America Securities LLC
Bear, Stearns & Co. Inc.
Citigroup Global Markets Inc.
Daiwa Securities America Inc.
ING Financial Markets LLC
Morgan Stanley & Co. Incorporated
Santander Investment Securities Inc.

Co-Managers:
ABN AMRO Rothschild LLC Banca IMI S.p.A. BBVA Securities Inc. BNY Capital Markets, Inc. Mizuho Securities USA Inc. The Williams Capital Group, L.P. Utendahl Capital Partners, L.P.
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526, BNP Paribas Securities Corp. toll-free at 1-800-854-5674, Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037 or J.P. Morgan Securities Inc. at 1-212-834-4533.

Schering-Plough Corporation
6.550% Senior Notes due 2037
     The following information supplements the Preliminary Prospectus Supplement, dated September 12, 2007, filed pursuant to Rule 424(b)(3), Registration Statement No. 333-145055.

Issuer:	Schering-Plough Corporation
Offering Format	SEC Registered
Size:	$1,000,000,000
Maturity:	September 15, 2037
Coupon:	6.550%
Price to Public:	99.390% of face amount
Yield to Maturity:	6.597%
Spread to Benchmark Treasury:	+190 basis points
Benchmark Treasury:	UST 4.750% due February 15, 2037
Benchmark Treasury Yield:	4.697%
Interest Payment Dates	Semiannually on March 15 and September 15, commencing on March 15, 2008
Day Count Convention:	30 / 360
Redemption Provisions:
Optional Redemption:	Any time at the greater of 100% and the make-whole amount at a discount rate equal to the Treasury Rate plus 30 basis points.
Change of Control (CoC):	Upon the occurrence of a Change of Control Triggering Event, the Issuer will be required to make an offer to repurchase the notes at a price equal to 101% of their aggregate principal amount plus accrued and unpaid interest to the date of repurchase.
Trade Date:	September 12, 2007
Settlement Date:	September 17, 2007 (T+3)
CUSIP/ISIN:	806605 AH4 / US806605AH42
Denominations:	$2,000 + $1,000
Ratings:	Moody’s: Baa1 (stable) Standard and Poor’s: A- (stable) Fitch: BBB+ (stable)
Underwriters:	Global Coordinator:
Goldman, Sachs & Co.

Joint Bookrunners:
BNP Paribas Securities Corp. Credit Suisse Securities (USA) LLC J.P. Morgan Securities Inc.
Co-Lead Managers:
Banc of America Securities LLC Bear, Stearns & Co. Inc.

Citigroup Global Markets Inc. Daiwa Securities America Inc. ING Financial Markets LLC Morgan Stanley & Co. Incorporated Santander Investment Securities Inc.
Co-Managers:
ABN AMRO Rothschild LLC Banca IMI S.p.A. BBVA Securities Inc. BNY Capital Markets, Inc. Mizuho Securities USA Inc. The Williams Capital Group, L.P. Utendahl Capital Partners, L.P.
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526, BNP Paribas Securities Corp. toll-free at 1-800-854-5674, Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037 or J.P. Morgan Securities Inc. at 1-212-834-4533.

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